Exhibit 5.1

April 15, 2003
[SULLIVAN & CROMWELL LETTERHEAD]

BHP Billiton Finance (USA) Limited, 600 Bourke Street, Melbourne, Victoria 3000, Australia.

BHP Billiton Plc, Neathouse Place, Victoria, London SW1V 1BH, United Kingdom.

BHP Billiton Limited, 600 Bourke Street, Melbourne, Victoria 3000, Australia.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of notes (the “Notes”) of BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Issuer”), with an aggregate principal amount of US$850,000,000 fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest (the “Guarantees”) by BHP Billiton Plc, a public limited company organized under the laws of England, and BHP Billiton Limited, a corporation organized under the laws of the Commonwealth of Australia (together, the “Guarantors”) pursuant to the registration statement on Form F-1 dated the date hereof, together with the registration statement registering additional debt securities pursuant to Rule 462(b) under the Act (the “Registration Statement”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

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                    Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Notes (the “Indenture”) among the Issuer, the Guarantors and Citibank N.A., as Trustee, has been duly authorized, executed and delivered, the terms of the Notes and the Guarantees and of the issuance and sale of the Notes and the Guarantees have been duly established in conformity with the Indenture so as not to result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or the Guarantors, the terms of the Notes and the Guarantees not reflected in the Registration Statement nor contained in the forms of Note and Guarantees included in Exhibit 4.1 to the Registration Statement have been duly established so as not to violate any then applicable law, and the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated, in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Notes and the Guarantees will constitute valid and legally binding obligations of the Issuer and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

                    The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is given as of the date hereof and assumes that no change in applicable law will occur between the date hereof and the date of the issuance and sale of the Notes and the Guarantees.  With respect to all matters of English law, we have, with your approval, relied upon the opinion, dated April 15, 2003 of Jeremy Thomas, English legal adviser to the Issuer and the Guarantors and with respect to all matters of Australian law, we have relied upon the opinion, dated April 15, 2003, of James S. Lyons, Australian legal adviser to the Issuer and the Guarantors, which are also filed as Exhibits to the Registration Statement.  Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions of Jeremy Thomas and James S. Lyons.

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                    Also, we have relied as to certain matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes and Guarantees” in the Prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell